Exhibit 10.15

Purchase Agreement

This Purchase Agreement, “Agreement”, is entered into as of July 6, 2015, by and among Live Ventures Inc., a Nevada corporation, “Live”, Marquis Affiliated Holdings LLC, a Delaware limited liability company, “Purchaser”, Marquis Industries, Inc., a Georgia corporation, the “Company”, all of the Company’s stockholders, Timothy A. Bailey, a Georgia resident, “Bailey”, Larry Heckman, a Georgia resident, “Heckman”, David Stokes, a Georgia resident, “Stokes”, and Mark Rowland, a Georgia resident, “Rowland”, with Bailey, Heckman, Stokes, and Rowland, individually and interchangeably, a “Stockholder”, and, in the aggregate, the “Stockholders”, and the Company and the Stockholders, individually and interchangeably, a “Seller”, and, in the aggregate, “Sellers”, and Timothy A. Bailey, in his capacity as the representative of the Stockholders for certain purposes of this Agreement, “Stockholders’ Representative”, and their respective heirs, successors, and permitted assigns.

Witnesseth:

Whereas, Purchaser desires to purchase all of the issued and outstanding shares of capital stock of the Company and the Stockholders desire to sell all of the issued and outstanding shares of capital stock of the Company to Purchaser pursuant to the terms and subject to the conditions of this Agreement;

Whereas, on the Closing Date, Live shall contribute Four Million Eight Hundred Thousand Dollars ($4,800,000) in cash (the “Live Contribution Amount”) to Purchaser as a contribution of capital to Purchaser in exchange for eighty percent (80%) of the equity interests in Purchaser and the Stockholders shall contribute One Million Two Hundred Thousand Dollars ($1,200,000) in cash (the “Stockholders’ Contribution Amount”) to Purchaser as a contribution of capital to Purchaser in exchange for twenty percent (20%) of the equity interests in Purchaser; and

Whereas, Purchaser desires that the Stockholders be employed as certain of the initial operating officers of the Company and the Stockholders desire to be so employed;

Now, therefore, in consideration of the aforementioned premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Definitions.

1.01	Definitions.

The following terms have the meanings specified in this Section 1.01:

“Accounts Receivable” means all trade and other accounts receivable and other indebtedness owing to Marquis, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy, or other right related to the foregoing, but excluding the related-party receivables and employee receivables that constitute Other Non-Operating Assets.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the sake of clarity and notwithstanding the foregoing, none of the Stockholders shall constitute an Affiliate of Purchaser.

“Antitrust Law” means the national and directly effective legislation of any jurisdiction that governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply, and joint ventures), dominant or monopoly market positions (whether held individually or collectively), and the control of acquisitions or mergers.

“AOI” means A-O Industries, LLC, a Georgia limited liability company and wholly owned subsidiary of the Company.

“Artisans Lease” means the Lease Agreement between Artisans Lessor, as lessor thereunder, and Constellation, as lessee thereunder, in respect of the Artisans Property, to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit A.

“Artisans Lessor” means 716 River Street Partners, LLC, a Georgia limited liability company formed for the purposes of consummating the transactions contemplated by Section 3.02 and entering into the Artisans Lease.

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“Artisans Property” means the real property located at 716 River Street, Calhoun, Georgia 30701, together with all buildings, structures, and other improvements thereon (including all easements, rights-of-way, tenements, hereditaments, appurtenances, fixtures, and other real property rights appertaining thereto) and described more particularly in Exhibit A to the Artisans Lease.

“Astro” means Astro Carpet Mills, LLC, a Georgia limited liability company and wholly owned subsidiary of the Company.

“Books and Records” means all business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies, and reports, including customer lists, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control, and insurance records, whether written, electronically stored, or otherwise recorded.

“Business” means the business conducted or planned to be conducted by Marquis, including the extrusion and sale of specialty yarns and the manufacture and sale of carpet, rugs, and hard surfaces through multiple distribution channels, the financial results of which are included in the Books and Records.

“Business Day” means any day that is not a Saturday, Sunday, or any other day on which banks are required or authorized by law to be closed in Atlanta, Georgia.

“Cash” means cash on deposit in Marquis’ Deposit Accounts and Marquis’ Factor Accounts and customer remittances postmarked before the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Date Balance Sheet” means the consolidated balance sheet of Marquis as of the Closing Date (without giving effect to the Transactions), prepared according to GAAP and on a basis consistent with the historical accounting policies, methodologies, practices, and assumptions applied by Marquis, provided such historical policies, methodologies, practices, and assumptions are in accordance with GAAP.

“Closing Date Net Asset Value” means all assets (excluding goodwill) less current and long-term liabilities of Marquis (but shall only include the Closing Debt Amount to the extent such amount is not paid from the Purchase Price at Closing pursuant to Section 2.06.02(d)), each as shown on the Closing Date Balance Sheet; provided, however, that the determination of Closing Date Net Asset Value shall exclude the following as of the Closing Date: (i) Cash, (ii) Other Non-Operating Assets, and (iii) the book value of the Artisans Property. Subject to the proviso in the immediately preceding sentence, the Closing Date Net Asset Value shall be prepared in accordance with GAAP, and on a basis consistent with the historical accounting policies, methodologies, practices, and assumptions applied by Marquis, provided such historical policies, methodologies, practices, and assumptions are in accordance with GAAP. An example of the methodology to be used to calculate the Closing Date Net Asset Value is set forth on Schedule 1A.

“Closing Debt Amount” means the amount of Debt as of the Closing.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Confidential Information” means information concerning the Business or Marquis, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or Marquis, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents, and other materials prepared by or for any Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic, or any other form and whether or not conceived, developed, or prepared in whole or in part by any Seller for the Business or Marquis. Confidential Information shall not include information that is already in the public domain through no wrongful act of any Seller.

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“Consent” means any consent, approval, authorization, permission, or waiver of any Person.

“Constellation” means Constellation Industries, LLC, a Georgia limited liability company and wholly owned subsidiary of the Company.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid, or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.

“Debt” means, as to Marquis: (a) obligations for borrowed money; (b) obligations evidenced by bonds, notes, debentures, or other similar instruments; (c) obligations to pay the deferred purchase price of capital assets; (d) capitalized lease obligations; (e) guaranteed indebtedness or other obligations of others; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations relating to letters of credit, bankers’ acceptances, surety or other bonds, or similar instruments; and (h) net payment obligations pursuant to any credit derivative agreement.

“Employment Agreements” means the Employment Agreements between the Company and the Stockholders, substantially in the form attached to this Agreement as Exhibits B-E.

“Encumbrance” means any lien, mortgage, deed to secure debt, pledge, encumbrance, charge, claim, community property interest, condition, equitable interest, option, security interest, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Proceeding, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws relating to the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), public health or safety, pollution, damage to or protection of the environment, endangered or threatened species, environmental conditions, Releases or threatened Releases of Hazardous Substances into the environment, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, remediation, transport, or handling of Hazardous Substances, whether existing in the past or present. Environmental Laws shall include, but are not limited to, the following Laws, and the regulations promulgated thereunder, as the same have been amended from time to time: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” shall mean all Permits required under or issued pursuant to Environmental Laws.

“Environmental Reports” means any Phase I Environmental Assessments and Asbestos and Mold Survey and subsequent recommended investigations and findings conducted on the Real Property by any Representatives of Purchaser or Purchaser’s financing sources (or their Representatives) for the Financing and any historical Phase I and Phase II reports commissioned by Marquis and delivered to Purchaser.

“ERISA” means the Employee Retirement Income Security Act of 1974 as from time to time amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Marquis or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Financial Statements” means the consolidated financial statements of Marquis referred to in Section 4.05.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any Financial Statements, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign, or other government or quasi-governmental authority or any department, agency, subdivision, court, or other tribunal of any of the foregoing.

“Hazardous Substance” means: (a) any substance, material, chemical, waste product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, polychlorinated biphenyls and urea formaldehyde.

“Insurance Policies” means those insurance policies insuring the Business and identified in Schedule 4.23, but excluding any life insurance owned by Marquis on the life of any Stockholder.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith; (d) mask works and applications, registrations, and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (h) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto, and derivative works thereof.

“Inventory” means all inventory wherever located, including raw materials, greige goods, greige goods delivered to third party for toll processing, work-in-process, finished goods, spare parts, goods-in-transit, products under research and development, demonstration equipment, and inventory on consignment.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means (a) actual knowledge of a Stockholder after due inquiry or (b) knowledge that would be expected to be obtained by a Stockholder after a reasonably comprehensive investigation of the matter at issue, which investigation shall include, but not be limited to, (i) review of the relevant Sections of this Agreement and, if applicable, corresponding Schedule, (ii) review of the files and other documents and information in the possession or control of Marquis, (iii) making reasonable inquiry of the managers, officers, and employees of Marquis who would reasonably be expected to have knowledge of the particular subject matter, (iv) making due and appropriate inquiry of counsel to Marquis with respect to matters involving questions of law, and (v) otherwise conducting a reasonable investigation regarding the matter in question.

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“Law” means any federal, state, local, foreign, or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law, or other restriction of any Governmental Body.

“Liability” means any liability, obligation, or commitment of any kind or nature, whether liquidated or unliquidated, due or to become due, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“License” means a Contract under which Marquis is authorized to use the Intellectual Property of any Person.

“Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Marquis” means the Company, AOI, Astro, Constellation, and SF Commercial, individually, interchangeably, and in the aggregate.

“Marquis’ Deposit Accounts” means those deposit accounts identified in Schedule 4.13.06.

“Marquis’ Factor Accounts” means those matured funds accounts available at the factors pursuant to the factoring contracts between Marquis and its factors and identified in Schedule 4.13.07.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, properties, prospects, assets, liabilities, or condition (financial or otherwise) of Marquis or (b) the ability of Sellers to consummate the Transactions on a timely basis.

“May 30 Balance Sheet” means the consolidated balance sheet of Marquis as of May 30, 2015 (without giving effect to the Transactions), prepared according to GAAP and on a basis consistent with the historical accounting policies, methodologies, practices, and assumptions applied by Marquis, provided such historical policies, methodologies, practices, and assumptions are in accordance with GAAP.

“May 30 Net Asset Value” means all assets (excluding goodwill) less current and long-term liabilities of Marquis (but shall only include the Closing Debt Amount to the extent such amount is not paid from the Purchase Price at Closing pursuant to Section 2.06.02(d)), each as shown on the May 30 Balance Sheet; provided, however, that the determination of the May 30 Net Asset Value shall exclude the following as of May 30, 2015: (i) Cash, (ii) Other Non-Operating Assets, and (iii) the book value of the Artisans Property. Subject to the proviso in the immediately preceding sentence, the May 30 Net Asset Value shall be prepared in accordance with GAAP, and on a basis consistent with the historical accounting policies, methodologies, practices, and assumptions applied by Marquis, provided such historical policies, methodologies, practices, and assumptions are in accordance with GAAP. An example of the methodology to be used to calculate the May 30 Net Asset Value is set forth on Schedule 1A.

“Member Interests” means the initial Member Interests to be issued to the Stockholders pursuant to the Operating Agreement.

“Operating Agreement” means the Operating Agreement of Purchaser, substantially in the form attached as Exhibit F.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made, or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of incorporation, formation, or organization, (b) the bylaws, operating agreement, or limited liability company agreement, (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any Law, and (d) any amendment or modification to any of the foregoing.

“Other Non-Operating Assets” means the life insurance policies owned by Marquis on the Stockholders, the 2013 Lexus 460 driven by Bailey and 2014 Yukon driven by Stokes, related party receivables, and employee receivables, in each case in the amounts shown on Schedule 1B hereto, which Schedule shall be updated as of the Closing Date.

“Parties” means Live, Purchaser, and the Sellers.

“Permit” means any permit, license or Consent issued by, or required to be obtained from, any Governmental Body or pursuant to any Law.

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“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s, or similar statutory lien incurred in the ordinary course of business consistent with past practice for monies not yet due and that is not, individually or in the aggregate, material to the Business, (b) any lien securing the Closing Debt Amount that will be released prior to or as of the Closing; (c) any lien against Marquis’ Factor Accounts incurred in the ordinary course of business; (d) restrictions on use of the Intellectual Property under the Licenses; (e) any lien for Taxes not yet due: and (f) any recorded easement, covenant, or other restriction on the Real Property described in any Title Commitment that does not materially interfere with the present use of any Real Property or with the operation of the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning at or after the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period beginning at the Effective Time.

“Pre-Closing Taxes” means Taxes of Marquis for any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending before the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period ending before the Effective Time.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, summons, subpoena, investigation, inquiry, arbitration, or mediation of any nature (in each case, whether civil, criminal, administrative, investigative, or informal).

“Real Property” means the real property owned or leased by the Company or any of its Subsidiaries, together with all buildings, structures, and other improvements thereon (including all easements, rights-of-way, tenements, hereditaments, appurtenances, fixtures, and other real property rights appertaining thereto).

“Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, discharge, injection, leaching, abandonment, disposal, escape, dumping or migration into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture) of a Hazardous Substance.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“SF Commercial” means SF Commercial Properties, LLC, a Georgia limited liability company and majority-owned subsidiary of the Company as of the date hereof.

“Stock” and “Stock Ownership” means all the issued and outstanding common no par value capital stock of the Company owned by the Stockholders and identified in Schedule 4.02.

“Subsidiaries” means, in the aggregate, AOI, Astro, Constellation, and SF Commercial Properties, LLC.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” means, with respect to a taxable period, the excess, if any, of (a) the Purchaser Indemnitees’ cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to a Loss from all taxable periods, less (b) the Purchaser Indemnitees’ actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Loss for all taxable periods, taking into account an appropriate measure of the time value of money.

“Tax Returns” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Operating Agreement, the Artisans Lease, the Employment Agreements, and all other written agreements, documents, and certificates required to be executed and delivered by any of the Parties at Closing.

“Transactions” means the transactions contemplated by the Transaction Documents.

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1.02	Cross-References.

The following terms have the respective meanings set forth in the Sections referenced below:

Defined Term	Location of Definition
“AAA”	§ 14.08
“Accounting Firm”	§ 2.05(a)
“Acquisition Proposal”	§ 6.07
“Agreement”	Preamble
“Appellate Rules”	§ 14.08
“Arbitration Rules”	§ 14.08
“Audited Financials”	§ 8.11
“Bailey”	Preamble
“Base Purchase Price”	§ 2.02
“Benefit Plan”	§ 4.21.01
“Closing”	§ 2.06.01
“Closing Date”	§ 2.06.01
“Company”	Preamble
“Compete”	§ 8.10.01
“Competitor”	§ 8.10.01
“Customer”	§ 8.10.01
“Demand”	§ 14.08
“Dispute”	§ 14.08
“Dispute Notice”	§ 2.05(a)
“Disputing Party”	§ 14.08
“Effective Time”	§ 2.06.01
“FHL Amount”	§ 2.06.02(a)
“Final Closing Date Net Asset Value”	§ 2.05(b)
“Financing”	§ 7.01
“FS Provisions”	§ 14.03
“Heckman”	Preamble
“Indemnified Party.”	§ 10.05
“Interim Balance Sheet”	§ 4.05(a)
“Interim Balance Sheet Date”	§ 4.05(a)
“Live”	Preamble
“Live Contribution Amount”	Recitals
“Material Contracts”	§ 4.13.08
“Material Customers”	§ 4.26.01
“Material Suppliers”	§ 4.26.02
“Multiemployer Plan”	§ 4.21.03
“Preliminary Report”	§ 2.03(a)
“Purchase Price”	§ 2.02
“Purchaser”	Preamble
“Purchaser Indemnitees”	§ 10
“Purchaser’s Certificate”	§ 12.02.01(c)
“Purchaser’s Report”	§ 2.05(a)
“Qualified Benefit Plan”	§ 4.21.03
“Restricted Area”	§ 8.10.01
“Restricted Business”	§ 8.10.01
“Restriction Period”	§ 8.10.01
“Rowland”	Preamble
“Seller” and “Sellers”	Preamble
“Stockholder” and “Stockholders”	Preamble
“Stockholders’ Certificate”	§ 12.01.02(c)
“Stockholders’ Contribution Amount”	Recitals
“Stockholder Releases”	12.01.06
“Stockholders’ Representative”	Preamble
“Stokes”	Preamble
“Straddle Period”	§ 8.05.06
“Surveys”	§ 8.06
“Tax Claim”	§ 8.05.05
“Third-Party Claim”	§ 10.05.01
“Title Commitments”	§ 8.06
“Union”	§ 4.20.04

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2.	Purchase and Sale.

2.01	Purchase and Sale.

Subject to the terms and conditions set forth herein, at the Closing, the Stockholders shall sell to Purchaser, and Purchaser shall purchase from the Stockholders, the Stock, free and clear of all Encumbrances, for the Purchase Price specified in Section 2.02.

2.02	Purchase Price.

In consideration for the sale of Stock in accordance with Section 2.01, at the Closing, Purchaser shall pay to the Stockholders, proportionately in accordance with their Stock Ownership, an aggregate purchase price equal to the sum of (i) the May 30 Net Asset Value plus (ii) $213,000 (together, the “Base Purchase Price”), as adjusted pursuant to Section 2.05 (the Base Purchase Price as so adjusted, the “Purchase Price”).

2.03	May 30 Net Asset Value.

(a)	At least five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser statements (collectively, the “Preliminary Report”), together with reasonable supporting documentation, showing in reasonable detail Sellers’ good faith calculation of: (i) the May 30 Balance Sheet and (ii) the May 30 Net Asset Value.

(b)	Sellers shall provide Purchaser, Live, and their respective Affiliates and Representatives with reasonable access to the books and records, and appropriate personnel and Representatives, of Marquis in connection with the review of the Preliminary Report by Purchaser, Live, and their respective Affiliates and Representatives. The Parties shall negotiate in good faith to resolve any dispute related to the calculation of the May 30 Net Asset Value within five (5) Business Days of Purchaser’s receipt of the Preliminary Report and, to the extent applicable, the May 30 Net Asset Value shall be adjusted to reflect any changes mutually agreed to by the Parties; provided, however, that if the Parties are unable to reach agreement within such five (5) Business Day period with respect to any such dispute, the Parties shall nevertheless proceed to the Closing and the Base Purchase Price shall be based upon the Preliminary Report as delivered by Sellers (or as adjusted with respect to any items resolved in accordance with this sentence), in each case subject to Section 2.05 without prejudice and to the other terms and conditions set forth herein.

2.04	[Omitted].

2.05	Post-Closing Purchase Price Adjustment.

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(a)	Within 60 days after the Closing Date, Purchaser shall deliver to the Stockholders’ Representative statements (collectively, the “Purchaser’s Report”), together with reasonable supporting documentation, showing in reasonable detail Purchaser’s good faith calculation of: (i) the Closing Date Balance Sheet and (ii) the Closing Date Net Asset Value. To the extent that the Closing Date Balance Sheet reflects that there is Cash on the Closing Date Balance Sheet, that Cash shall be added to the Closing Date Net Asset Value. To the extent that the Closing Date Balance Sheet reflects a Cash deficit, that Cash deficit shall be subtracted from the Closing Date Net Asset Value. Purchaser shall engage an independent accounting firm with experience in the carpet production or manufacturing industry that is mutually acceptable to Purchaser and the Stockholders’ Representative (or if the parties are unable to agree upon a firm, each party shall select a firm and the two firms together shall select a third firm) to prepare the Closing Date Balance Sheet and calculate the Closing Net Asset Value for the Purchaser’s Report. Purchaser shall provide the Stockholders’ Representative and his Representatives with reasonable access to the books and records, and appropriate personnel and Representatives, of Marquis in connection with the Stockholders’ Representative’s review of the Purchaser’s Report. If the Stockholders’ Representative disputes any item set forth in the Purchaser’s Report, then the Stockholders’ Representative may, within thirty (30) days after receipt of the Purchaser’s Report, provide to Purchaser a written statement of such disputes specifying those items or amounts as to which the Stockholders’ Representative disagrees (such written statement, a “Dispute Notice”). If the Stockholders’ Representative fails to deliver a Dispute Notice within such thirty (30)-day period, then the Purchaser’s Report shall be final and binding for purposes of this Section 2.05. If the Stockholders’ Representative delivers a Dispute Notice within such thirty (30)-day period, Purchaser and the Stockholders’ Representative shall use good faith efforts jointly to resolve such disputes within thirty (30) days after Purchaser’s receipt of the Dispute Notice, which resolution, if achieved with respect to any or all such disputed items, shall be deemed final, conclusive, and binding upon the Parties and not subject to further dispute or judicial review. To the extent Purchaser and the Stockholders’ Representative cannot resolve such disputes to their mutual satisfaction within such thirty (30)-day period, Purchaser and the Stockholders’ Representative shall, within five (5) business days thereafter, jointly engage Gilbert Crump & Associates or, if such firm is unable to serve in such capacity, an independent public accounting firm selected by Purchaser and the Stockholders’ Representative (the “Accounting Firm”) to review the Purchaser’s Report, together with the Dispute Notice and any other relevant documents. The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Dispute Notice were prepared in accordance with this Agreement and Schedule 1A, and the Accounting Firm shall determine, on such basis, to what extent the Closing Date Net Asset Value set forth in the Purchaser’s Report require(s) adjustment. The Accounting Firm’s decisions shall be based solely on presentations by Purchaser and the Stockholders’ Representative and their respective Representatives, and not by independent review, and the Accounting Firm shall only address those issues set forth in the Dispute Notice. In resolving any disputed item, in no event shall the Accounting Firm’s determination be higher or lower than the respective amounts therefor proposed by Purchaser and the Stockholders’ Representative. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that its determination was prepared in accordance with this Agreement with respect to such dispute. Purchaser and the Stockholders’ Representative shall request that the Accounting Firm report its conclusions as to such disputes and its determination of the Closing Date Net Asset Value based thereon pursuant to this Section 2.05 no later than thirty (30) days after it is engaged, which determination shall be final, conclusive, and binding on all Parties and not subject to further dispute or judicial review. The costs, fees, and expenses of the Accounting Firm (including any indemnity obligations to the Accounting Firm) shall be allocated between Purchaser and the Stockholders based on their relative success with respect to the disputed items (as finally determined by the Accounting Firm). For example, if the Stockholders’ Representative challenges the calculation of the Closing Date Net Asset Value by an amount of $100,000, but the Accounting Firm determines that the Stockholders’ Representative has a valid claim for only $40,000, Purchaser shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and the Stockholders shall bear the other sixty percent (60%) of such fees and expenses.

(b)	As used herein, the “Final Closing Date Net Asset Value” means the Closing Date Net Asset Value as finally determined in accordance with Section 2.05(a). If the Final Closing Date Net Asset Value is less than the May 30 Net Asset Value, then the Stockholders, jointly and severally, shall pay to Purchaser the amount of such shortfall. If the Final Closing Date Net Asset Value is greater than the May 30 Net Asset Value, then Purchaser shall pay to Stockholders, proportionately based on their Stock Ownership, the amount of such excess. Any payment pursuant to this Section 2.05(b) shall be made by wire transfer of immediately available funds to an account designated by the Party receiving payment within five (5) Business Days after the final determination the Final Closing Date Net Asset Value.

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2.06	Closing.

2.06.01     Closing.

Subject to the terms and conditions of this Agreement, the purchase and sale of the Stock contemplated hereby shall take place at a closing (the “Closing”) to be effective at 12:01 a.m., Eastern Daylight Time, on the Closing Date (the “Effective Time”), which shall take place on the date hereof, at the offices of Edward Hine, Jr., P.C., Suite 300, 111 Bridgepoint Plaza, Rome, GA 30161 or on such other date as the Stockholders’ Representative and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Parties may participate in the Closing remotely by use of telephone, e-mail, and facsimile transmission.

2.06.02     Purchaser’s Closing Deliveries.

Subject to satisfaction or waiver of the conditions set forth in Section 12.01, at the Closing, Purchaser shall:

(a)	pay to the Stockholders, proportionately based on their Stock Ownership, the Base Purchase Price, as determined pursuant to Section 2.03, in immediately available funds, less the sum of (i) the Closing Debt Amount, (ii) the Stockholders’ Contribution Amount, and (iii) the aggregate amount of the investment banking or broker fees and expenses payable by Marquis or the Stockholders to FHL Capital Corporation in connection with the Transactions (the “FHL Amount”);

(b)	[Omitted];

(c)	[Omitted];

(d)	pay to the applicable third parties, on behalf of Marquis, in immediately available funds, by wire transfer to the accounts designated in writing by such third parties, the Closing Debt Amount and the FHL Amount; and

(e)	deliver to the Stockholders’ Representative the Purchaser’s Certificate and the documents contemplated by Section 12.02.03 and Section 12.02.04.

2.06.03     Sellers’ Closing Deliveries.

Subject to satisfaction or waiver of the conditions set forth in Section 12.02, at the Closing, Sellers shall deliver to Purchaser the following:

(a)	the Stockholders’ Certificate and the documents contemplated by Section 12.01.05, Section 12.01.06, Section 12.01.08, and Section 12.01.11; and

(b)	a certificate of a duly authorized officer of the Company certifying the Closing Debt Amount and the FHL Amount and specifying to which third parties such Closing Debt Amount and FHL Amount are payable (accompanied by payoff letters or similar documentation from the creditors to whom all or a portion of such Closing Debt Amount is owed that include payment instructions and include the full and final release of any and all Encumbrances relating to such Closing Debt Amount on the assets of Marquis following receipt of the amount set forth in such payoff letters). The Company shall deliver to Purchaser in writing at least five (5) Business Days prior to the expected Closing Date the Company’s estimate of each of the Closing Debt Amount and the FHL Amount.

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2.06.04     Capital Contributions.

Subject to satisfaction or waiver of the conditions set forth in Section 12.01, at the Closing, Live shall pay in immediately available funds to Purchaser (i) the Live Contribution Amount, which shall be credited as a contribution of capital by Live to Purchaser in exchange for eighty percent (80%) of the equity interests in Purchaser, and (ii) the Stockholders’ Contribution Amount, which shall be credited as contributions of capital by the Stockholders to Purchaser in exchange for twenty percent (20%) of the equity interests in Purchaser in the allocated percentages set forth in the Operating Agreement.

3.	Distributions and Artisan Property Transactions.

3.01	Distributions by Marquis and SF Commercial to Stockholders on or as of the Closing Date.

On or before the Closing Date, Marquis may distribute all Cash and shall distribute the Other Non-Operating Assets to the Stockholders proportionate to their Stock Ownership. After the Closing Date, Purchaser and the Company shall allow Stockholders to review all remittances received by the Company or posted to the Marquis Factor Accounts after Closing that were postmarked before Closing and the Company shall pay those post-Closing remittances that were that were postmarked before Closing to Stockholders in proportion to their Stock Ownership within five (5) Business Days of receipt.

3.02	Artisans Transactions.

Prior to or at the Closing, the Company shall have caused the following transactions to be effected, on terms reasonably acceptable to Purchaser: (a) the Company shall have caused the formation of Artisans Lessor, initially a wholly owned subsidiary of Constellation, (b) Constellation shall have contributed to Artisans Lessor all of Constellation’s right, title, and interest in and to the Artisans Property, and (c) following such contribution, successively, (i) Constellation shall have distributed to the Company all of the equity interests in Artisans Lessor held by Constellation and (ii) the Company shall have distributed all of such equity interests to the Stockholders. The Parties acknowledge and agree that, upon consummation of the foregoing transactions, none of the Company, any of its Subsidiaries, or the Purchaser shall (A) own or hold any equity interest or investment, directly or indirectly, in Artisans Lessor, (B) own or hold any right, title, or interest in the Artisans Property other than the rights and interests of Constellation under the Artisans Lease, or (C) have any Liabilities associated with Artisans Lessor or the Artisans Property other than those of Constellation expressly set forth in the Artisans Lease. The Parties agree that, solely for purposes of the representations set forth in Section 4.19.02, the second sentence of Section 4.19.03, and 4.19.07, the “Real Property” referenced therein shall not include the Artisans Property.

4.	Representations and Warranties of Sellers.

Sellers, jointly and severally, represent and warrant to Live and Purchaser as follows (with the references to “Marquis” in this Section 4 deemed to refer to the Company and its Subsidiaries, individually, interchangeably, and in the aggregate, as the context requires and irrespective of verb tense):

4.01	Organization and Qualification.

Schedule 4.01 sets forth the jurisdiction of organization of Marquis and the other jurisdictions in which Marquis is qualified to do business, along with the officers and directors of Marquis. Marquis is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company and its Subsidiaries are, respectively, a corporation and limited liability companies duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, with full corporate or limited liability company power and authority to conduct the Business, as it has been and is now being conducted, to own or use the properties and assets that they respectively purport to own or use and to perform all their respective obligations necessary to the operation of the Business. Marquis has delivered or made available to Purchaser correct and complete copies of its Organizational Documents. The minute books and ownership records of the Marquis, as delivered or made available to Purchaser, are correct and complete.

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4.02	Capitalization.

Schedule 4.02 sets forth the authorized capital of the Company, the number of shares of Stock that are issued and outstanding, and the number of shares of Stock held by each Stockholder. There are no outstanding shares of capital stock of the Company other than the shares of Stock. All of the shares of Stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders, free and clear of all Encumbrances, and were issued in compliance with all applicable federal and state securities laws. The Company has no treasury stock. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements, arrangements, or understandings, orally or in writing, to purchase or acquire any shares of the capital stock of the Company or any equity interest in any of its Subsidiaries or any securities convertible into, exercisable for, or exchangeable for shares of capital stock of the Company or any equity interest in any of its Subsidiaries or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of the Company or any equity interest in any of its Subsidiaries or obligating any Stockholder, the Company, or any Subsidiary thereof to issue or sell any shares of capital stock of, or any other equity interest in, the Company or any of its Subsidiaries. None of the shares of Stock was issued in violation of any Contract, arrangement, or commitment to which the Company or any Stockholder then was a party or then was subject to or in violation of any preemptive or similar rights of any Person. Except for the Stockholders’ Agreement disclosed on Schedule 4.02, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of shares of Stock. The Company owns all of the equity interests in AOI, Astro, and Constellation, in each case free and clear of all Encumbrances. The Company currently owns ninety percent (90%) of the equity interests in SF Commercial, free and clear of all Encumbrances. As of the Closing Date, the Company shall own all the equity interests in SF Commercial, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Stock and the Company shall own all of the equity interests in each Subsidiary, in each case free and clear of all Encumbrances.

4.03	Authority.

Each Seller has full power, capacity, and authority to execute and deliver this Agreement and the other Transaction Documents to which it or he is a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller’s execution and delivery of this Agreement and the other Transaction Documents to which it or he is a party, such Seller’s performance of its or his obligations hereunder and thereunder, and such Seller’s consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of such Seller. This Agreement has been duly executed and delivered by each Seller, and constitutes a legal, valid, and binding obligation of each Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to any Seller is or will be a party has been duly executed and delivered by such Seller, such Transaction Document will constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

4.04	No Conflicts.

The execution, delivery and performance by each Seller of this Agreement and other the Transaction Documents to which such Seller is a party, and the consummation of the Transactions, do not and will not, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Seller is subject; (b) violate any Permit held by Marquis or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by Marquis; (c) violate any Organizational Document of Marquis or any resolution adopted by its board of directors or the Stockholders; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Seller is a party or by which any Seller is bound; (e) cause Purchaser to have any Liability for any Tax; (f) result in the creation or imposition of any Encumbrance upon any of Marquis’ properties or assets; or (g) result in any Stockholder having the right to exercise dissenters’ appraisal rights. Except as set forth on Schedule 4.04, Sellers are not required to notify, make any filing with, or obtain any Consent of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or in order to consummate the Transactions.

4.05	Financial Statements.

(a) Marquis has delivered complete copies of the (i) annual consolidated balance sheets of Marquis for each of the years ending January 2, 2010, January 1, 2011, December 29, 2012, December 28, 2013, and January 3, 2015, and statements of income, shareholders’ equity and cash flow for each of the years then ended and (ii) unaudited consolidated interim balance sheet of Marquis as of May 30, 2015 (the “Interim Balance Sheet,” and the date thereof, the “Interim Balance Sheet Date”), and statements of income for the five (5) month-period then ended, which Financial Statements are included in Schedule 4.05. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the assets and liabilities of Marquis as of their respective dates and the results of operations for the respective periods covered thereby. The Books and Records are sufficient such that the Financial Statements can be audited without a scope limitation, by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board, which audited Financial Statements can be included in the Current Report on Form 8-K of an Affiliate of Purchaser to be filed after the Closing that describes the Transactions and thereafter can be consolidated into such Affiliate’s periodic reports to be filed under the Exchange Act. Marquis maintains a standard system of accounting established and administered in accordance with GAAP.

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(b) The Books and Records of Marquis, all of which have been made available to Purchaser, (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by Marquis with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in Marquis’ industry, (iv) form the basis for the Financial Statements, and (v) reflect in all material respects the assets, liabilities, financial position, results of operations, and cash flows of Marquis on an accrual basis. All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Marquis’ management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

4.06	Absence of Certain Changes.

Except as set forth in Schedule 4.06, since January 3, 2015:

(a)            Marquis has not (i) sold, leased, transferred or assigned any asset, other than for fair consideration and in the ordinary course of business consistent with past practice; provided, however, that no asset shown on the consolidated balance sheet of Marquis for the year ending January 3, 2015 included in the Financial Statements has been sold, leased, transferred, or assigned other than (A) sales of Inventory in the ordinary course of business consistent with past practice and (B) the transfer of the Artisans Property to Artisans Lessor as contemplated in Section 3.02, (ii) purchased, leased, or acquired the right to own, use, or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice, or (iii) except for the redemption or purchase of the minority interest in SF Commercial before the Closing, acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(b)           Marquis has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets, individually or in the aggregate, in excess of One Hundred Thousand ($100,000) Dollars;

(c)            No Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset, property, or securities of Marquis (including the shares of Stock);

(d)           Marquis has not made any loan to, guaranteed the debt of, or invested in, any other Person or joint venture;

(e)            Marquis has not borrowed any money or incurred any Debt except for advances under its asset based lending facility with Synovus Bank in the ordinary course of business consistent with past practice. Marquis has not delayed or postponed the payment of accounts payable or any periodic payment due under any Debt instrument;

(f)             Except for trade claims settled in the ordinary course of business consistent with past practice, Marquis has not has canceled, compromised, waived, or released any right or claim (or series of related rights or claims) owed to it;

(g)           Marquis has not (i) issued, sold, or otherwise disposed of any of its securities other than the disposal of equity interests in Artisans Lessor contemplated by Section 3.02, (ii) granted any options, warrants, or other rights to acquire (including upon conversion, exchange, or exercise) any of its securities, (iii) split, combined, or reclassified of any its securities, (iv) declared or paid any dividends or distributions on or in respect of any of its securities, except for (A) distributions to Stockholders to allow the Stockholders to pay their Taxes and other distributions, all of which are reflected in the Financial Statements and (B) the distributions of the equity interests in Artisans Lessor contemplated by Section 3.02, or (v) except for the redemption of the minority interest in SF Commercial before the Closing, redeemed, purchased, or acquired any of its securities;

(h)           Marquis has not (i) conducted the Business outside the ordinary course of business consistent with past practices, (ii) made any loan to (or forgiven any loan to), or entered into any other transaction with, any of the Stockholders or current or former directors, officers, or employees except as reflected in the Other Non-Operating Assets, (iii) entered into any employment contract or modified the terms of any existing employment contract, except for employment agreements for sales personnel entered into in the ordinary course of business consistent with past practice and, if in effect, attached to Schedule 4.20.01, (iv) granted any severance, pension, bonus, whether monetary or otherwise, or increase in the base compensation, in respect of any of its current or former directors or officers, except as disclosed in Schedule 4.20.01, (v) adopted, amended, modified, or terminated any Benefit Plan or other Contract for the benefit of any of its current or former directors, officers, employees, independent contractors, or consultants, (vi) entered into any Contract that would constitute a Material Contract, (vii) accelerated, terminated, materially modified, or cancelled any material Contract to which Marquis is a party or by which it is bound, (viii) made any capital expenditures other than those made in the ordinary course of business consistent with past practice, (ix) entered into a new line of business or abandoned or discontinued any existing lines of business, (x) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

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(i)             Marquis has not (i) made a material change in its accounting methods or practices or departed from GAAP, (ii) made a material change in its cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits, or (iii) taken any action to make, change, or rescind any Tax election, amended any Tax Return, or taken any position on any Tax Return, or taken any action, omitted to take any action, or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or any of its Affiliates in respect of any Post-Closing Tax Period;

(j)             Except for worker’s compensation claims that are covered by insurance and garnishments of employee wages and the Proceedings disclosed in Schedule 4.17, there have not been any Proceedings commenced nor, to the Knowledge of Sellers, threatened or anticipated relating to or affecting the Business or any property or asset owned or used by Marquis;

(k)           There has not been (i) any material loss of any distribution channel, sales location, other customer, or other supplier, or source of supply of Inventory, utilities, or contract services or the receipt of any oral or written notice that such a loss may be pending or that there may be a material change in the relationship between Marquis and any of the foregoing, (ii) any occurrence, event, or incident related to Marquis outside of the ordinary course of business consistent with past practice, (iii) any Material Adverse Effect, or (iv) any amendment of the Organizational Documents of Marquis; and

(l)             Marquis has not agreed or committed to any of the foregoing, except for the purchase of the minority interest in SF Commercial not owned by Marquis.

4.07	No Undisclosed Liabilities.

Except as set forth in the Interim Balance Sheet included in the Financial Statements, Marquis has no Liabilities (and no basis exists for any Liability), except for current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any tort, infringement, or violation of Law) and which are not, individually or in the aggregate, material in amount.

4.08	Title to and Sufficiency of Tangible and Intangible Assets.

Marquis has good and marketable title to, or a valid leasehold interest in, the tangible and intangible assets used or held for use in the operation of the Business, free and clear of any Encumbrances except Permitted Encumbrances. The tangible and intangible assets used or held for use in the operation of the Business (excluding the Other Non-Operating Assets) are adequate for the continued conduct of the Business after the Closing Date in the same manner as conducted prior to the Closing Date and constitute all of the rights, property, and assets necessary to conduct the Business of the Company as currently conducted.

4.09	Tangible Personal Property; Condition of Purchased Assets.

The buildings, plants, structures, vehicles, and other tangible assets that are owned or leased by Marquis are structurally sound, free from material defects, in good operating condition and repair, and adequate for the uses to which they are being put. None of such buildings, plants, structures, vehicles, or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, vehicle, or other tangible asset. All of the tangible assets owned or leased by Marquis are located on the Real Property except for greige and finished goods Inventory located at toll processors for finishing and dyeing services, yarn Inventory located at toll processors for twisting and heat setting, and rug Inventory located at toll processors for printing.

4.10	Accounts Receivable.

All Accounts Receivable that are reflected on the Interim Balance Sheet or the accounting records of Marquis represent valid obligations arising from products actually sold or services actually performed by Marquis in the ordinary course of business consistent with past practice. The Accounts Receivable are current and collectible in full within the 90-day period immediately following the Closing Date in accordance with their terms. There is no contest, claim, or right to set-off, other than returns, claims, and price and quantities discrepancies arising in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.10 contains a list of all Accounts Receivable as of May 30, 2015 and the aging of each Account Receivable.

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4.11	Inventory.

The Inventory consists of a quality and quantity usable for its intended purpose and saleable in the ordinary course of business consistent with past practice, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value with appropriate reserves on the accounting records and the Financial Statements. All Inventory not written off has been valued at the lower of cost or market value. The quantities of each type of Inventory are reasonable in the present circumstances of Marquis and are not materially more or less than normal Inventory levels necessary to conduct the Business in the ordinary course of business consistent with past practice. Except for greige and finished goods Inventory located at toll processors for finishing and dyeing services, yarn Inventory located at toll processors for twisting and heat setting, and rug Inventory located at toll processors for printing, all of the Inventory is located on the Real Property. Marquis is not in possession of any Inventory not owned by that entity, including goods already sold. All such Inventory is owned by Marquis, free and clear of all Encumbrances, except Permitted Encumbrances.

4.12	Real Property.

4.12.01     Title and Ownership.

The Company and SF Commercial have good and marketable fee simple title to the Real Property other than the Artisans Property, free and clear of any Encumbrances, except Permitted Encumbrances. Prior to the contribution contemplated by Section 3.02, Constellation has good and marketable fee simple title to the Artisans Property, free and clear of any Encumbrances, except Permitted Encumbrances. After consummation of the transactions contemplated by Section 3.02 and entry into the Artisans Lease, Constellation shall have a good and valid leasehold interest in the Artisans Property, free and clear of any Encumbrances, except Permitted Encumbrances. Marquis does not own any real property other than the Real Property. Except for the lease of the Real Property owned by SF Commercial to the Company, a true and complete copy of which lease has been delivered to Purchaser, neither the Company nor SF Commercial lease any of the Real Property to any Person, except as set forth in Schedule 4.12.01. Marquis is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any of the Real Property.

4.12.02     Suitability of Real Property and Compliance with Laws.

The Real Property constitutes all interests in real property currently used or held for use in connection with the Business. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations, or limitations of any kind or nature, except those that individually or in the aggregate do not impair the current use, occupancy, value, or marketability of title to the Real Property. All buildings, plants, structures, and other improvements owned or used by Sellers lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person, except as disclosed in the Surveys. The use and operation of the Real Property comply with all Laws, including zoning requirements, covenants, conditions, restrictions, easements, licenses, permits, and Contracts, and no Seller has received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property. Marquis is not a party to or bound by any Contract (including any option) for the purchase, sale, or lease of any real estate interest not currently in possession of Marquis. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or SF Commercial, except as disclosed in the Surveys. There are no Proceedings pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein.

4.12.03     Real Property Information.

Schedule 4.12.03 lists (i) the street address of each parcel of Real Property and (ii) the current use of such Real Property. With respect to the Real Property, Seller has delivered to Purchaser copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to the Real Property.

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4.13	Contracts.

4.13.01     Purchases of Raw Materials, Toll Processing Services, and Sales of Inventory.

Marquis purchases all raw materials by purchase order and without a supply agreement, except for supply agreements for finishing and dyeing services with Global Textile Solutions, LLC, Chem-Tech Industries, Inc., and Textile Coating, Ltd., with true and complete copies of those agreements attached to Schedule 4.13.01. With the exception of sales of Inventory to Menards pursuant to a Vendor Compliance Program Letter, a true and complete copy of which is attached to Schedule 4.13.01, Marquis and its Subsidiaries sell Inventory to customers by purchase order and without a supply agreement.

4.13.02     Leases of Tangible Personal Property.

Marquis leases the tangible personal property identified in Schedule 4.13.02.

4.13.03     Licenses for Intellectual Property.

Attached as Schedule 4.13.03 is a list of all Licenses, with a true and complete copy of each License attached thereto. Marquis has performed all of its obligations under each License, and there are no grounds for termination of any License by virtue of a default on the part of Marquis.

4.13.04     Guaranties.

The Company has guaranteed the obligations of AOI and Constellation, which obligations are part of the Debt and shall be terminated upon payment of the Closing Debt Amount pursuant to Section 2.06.02. Marquis has not guaranteed the obligations of any other Person.

4.13.05     Indemnification Agreements.

Marquis does not have any Contracts that obligate it to indemnify another Person for any Loss or expense for any reason, except for the indemnification provisions contained in its Articles of Incorporation and By-Laws for its officers and directors and the indemnification provisions in favor of Menards pursuant to the Vendor Compliance Program Letter and identified in Schedule 4.13.01.

4.13.06     Marquis’ Deposit Accounts.

Marquis has the deposit accounts set forth in Schedule 4.13.06.

4.13.07     Marquis’ Factor Contracts.

Marquis is a party to the factoring agreements identified in Schedule 4.13.07. True and complete copies of those factoring agreements have been delivered to Purchaser.

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4.13.08     Other Material Contracts.

Schedule 4.13.08 lists each of the following Contracts of Marquis (such Contracts, collectively with all Contracts of Marquis described in the above subsections of this Section 4.13 and the employment agreements attached to Schedule 4.20.01, the “Material Contracts”):

(i)	all Contracts with Material Customers and all Contracts with Material Suppliers;

(ii)	all Contracts that require Marquis to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that provide for the assumption of any Tax, environmental, or other Liability of any Person;

(iv)	all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which Marquis is a party;

(vi)	all Contracts with independent contractors or consultants (or similar arrangements) to which Marquis is a party;

(vii)	all Contracts relating to Debt or related to any Encumbrance (except for Permitted Encumbrances) on any of the assets of Marquis;

(viii)	all Contracts with any Governmental Body to which Marquis is a party;

(ix)	all Contracts that limit or purport to limit the ability of Marquis to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)	all Contracts to which Marquis is a party that provide for any joint venture, partnership, or similar arrangement by Marquis;

(xi)	all Contracts between or among Marquis, on the one hand, and any Stockholder or any Affiliate of any Stockholder, on the other hand; and

(xiii)	any other Contract that is material to Marquis or the Business and not previously disclosed pursuant to this Section 4.13.

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4.13.09     Enforceability of Material Contracts; No Breach.

Each Material Contract is valid and binding on the Company and/or the Subsidiary thereof that is a party thereto in accordance with its terms and is in full force and effect. Neither Marquis nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been delivered or made available to Purchaser.

4.14	Intellectual Property.

Schedule 4.14 contains a list of all Intellectual Property that is owned by Marquis. With the licensed Intellectual property described in Schedule 4.13.03, Marquis has valid rights to all the Intellectual Property used in, held for use in connection with, necessary for the conduct of, or otherwise material to, the Business. Marquis exclusively owns or has the right to use, pursuant to a license listed in Schedule 4.13.03, all of the Intellectual Property, free from any Encumbrances and free from any requirement of any past, present, or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Marquis has not licensed any owned Intellectual Property to a third party. To the Knowledge of Sellers, Marquis has not violated or infringed upon, or otherwise come into conflict with, any Intellectual Property of third parties, and Marquis has not received any notice alleging any such violation, infringement, or other conflict. To the Knowledge of Sellers, no Person has violated, infringed upon, or otherwise come into conflict with any Intellectual Property of Marquis. All registrations for owned Intellectual Property are in good standing, except for common law copyrights for original printed carpet designs, which are not registered. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Marquis’ right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Business as currently conducted. Marquis has taken all reasonable steps to maintain its owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included therein. With respect to each website included in the Intellectual Property of Marquis, Marquis has taken commercially reasonable steps to: (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels, or other related reasons (except outages that are at industry acceptable levels); (ii) protect the confidentiality, integrity, and security of such websites against any unauthorized use, access, interruption, modification, or corruption, as the case may be; and (iii) obtain consent for its acquisition, storage, transfer, and use of personal information as required by applicable Law.

4.15	Taxes.

4.15.01     Tax Returns.

At all times since its organization and through the date preceding the Closing Date, the Company has been a validly electing S corporation within the meaning of Section 1361 of the Code and not subject to federal, state, or local income Tax. Marquis has delivered to Purchaser true, correct, and complete copies of all federal and state income Tax Returns filed by Marquis for all taxable periods ending on or after December 31, 2009. Marquis has made available to Purchaser for inspection all other Tax Returns for all taxable periods ending on or after December 31, 2009. All Tax Returns with respect to Taxes required to be filed by Marquis have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects. Marquis has timely paid all Taxes due or claimed to be due from it by any Governmental Body and no deficiency for any Taxes has been proposed, asserted, or assessed against Marquis that has not been resolved and paid in full. Except for Permitted Encumbrances, there are no Encumbrances for Taxes upon any of the assets of Marquis or otherwise relating to the Business. No claim has been made by any taxing authority in any jurisdiction where Marquis does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Marquis.

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4.15.02     Reserve for Taxes.

Marquis has established adequate reserves in accordance with GAAP for all Taxes not yet due and payable. The amount of Marquis’ Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect the timing differences between book and tax income) reflected on the Interim Balance Sheet. The amount of Marquis’ Liability for unpaid Taxes for all periods following May 30, 2015 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect the timing differences between book and tax income) as adjusted for the passage of time in accordance with the past custom and practice of Marquis (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

4.15.03     Audit.

No audit or other Proceeding by any Governmental Body is presently pending or, to the Knowledge of Sellers, threatened or contemplated with respect to any Taxes or Tax Return of Marquis and Seller has not received written notice of any pending, threatened, or contemplated audits or Proceedings. Marquis’ federal and state income Tax Returns have never been audited.

4.15.04     Withholding Taxes.

Marquis has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws. Marquis has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, customer, shareholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

4.15.05     FIRPTA.

No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Marquis is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

4.15.06     Other Tax Matters.

Marquis is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement. No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to Marquis. Marquis has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. Marquis has no Liability for Taxes of any Person (other than Marquis) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by Contract or otherwise. Marquis will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or (v) any election under Section 108(i) of the Code. Marquis has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Marquis is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

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4.15.07     Limitation on Tax Representations and Warranties.

Except for (a) the representation and warranty set forth in clause (e) of Section 4.04, (b) the representations and warranties related to Taxes in Section 4.06(i), (c) the representations and warranties related to Taxes in Section 4.20.03, and (d) the representations and warranties related to Taxes in Section 4.21, this Section 4.15 contains the sole representations and warranties of the Sellers with respect to any Tax matters. Other than (i) the representations and warranties set forth in the fifth (5th) sentence set forth in Section 4.15.06 immediately above, (ii) the representation and warranty set forth in clause (e) of Section 4.04, and (iii) the representations and warranties related to Taxes in Section 4.06(i), the representations and warranties in this Section 4.15 may be relied upon only with respect to any Pre-Closing Taxes, and not with respect to any Taxes for any Post-Closing Tax Period. For the avoidance of doubt, nothing in this Section 4.15.07 shall be deemed to limit or modify the Parties’ respective covenants and agreements in Section 8.05 with respect to Tax matters.

4.16	Legal Compliance; Permits.

Marquis is, and since such entity’s inception, has been, in compliance in all material respects with all applicable Laws and Permits relating to the operation of the Business. No Proceeding is pending, has been filed or commenced, against Marquis alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Seller of any Law or Permit relating to the Business. No Seller has received any notice or other communication from any Person regarding any actual, alleged, or potential violation by any Marquis of any Law or Permit or any cancellation, termination, or failure to renew any Permit held by Marquis relating to the Business. Marquis has not engaged in any agreement, arrangement, practice, or conduct that amounts to an infringement of Antitrust Law of any jurisdiction in which Marquis conducts business and no director of Marquis is engaged in any activity that would be an offense or infringement under any such Antitrust Law. Marquis is not affected by any existing or pending Orders of any relevant Governmental Body responsible for enforcing the Antitrust Law of any jurisdiction and Marquis has not given any undertakings or commitments to such bodies that affect, or could affect, the conduct of the Business. All Permits required for Marquis to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Marquis holds the Permits identified in Schedule 4.16 that are utilized in the Business, which Schedule includes the respective dates of issuance and expiration. Marquis is in material compliance with the terms of each Permit.

4.17	Litigation; Orders.

Except as set forth on Schedule 4.17, there is no Proceeding pending or, to the Knowledge of Sellers, threatened or anticipated relating to or affecting (a) Marquis, any Stockholder, the Business, or any asset owned or used by it or (b) the Transactions. To the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against or affecting Marquis or any of its properties or assets.

4.18	Product and Service Warranties.

Each product manufactured and/or sold by Marquis has been in conformity with all applicable contractual commitments and all express and implied warranties. While there are warranty claims in the ordinary course of business consistent with past practice for off-quality claims, short rolls, and pricing disputes, those claims, in the aggregate, have not exceeded Seven Hundred Fifty Thousand Dollars ($750,000) annually. No product manufactured and/or sold by Marquis is subject to any guaranty, warranty, or indemnity beyond the applicable standard terms and conditions of sale, a true and complete copy of the form of which has been made available to Purchaser.

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4.19	Environmental Matters.

4.19.01     Compliance with the Environmental Laws.

Sellers have operated and are currently operating the Business in compliance in all material respects with all Environmental Laws and the Environmental Permits and no Seller has received from any Person any Environmental Claim.

4.19.02     No Release.

There have been no Releases of Hazardous Substances on the Real Property (or any real property formerly owned, operated, or leased by Marquis) or in connection with the operation of the Business.

4.19.03     Notices.

No Seller has received any written notice, or, to Knowledge of Sellers, any oral notice, from any Person that any Seller, the Real Property, or the operation of the Business: (i) is in violation of the requirements of any Environmental Laws; (ii) is the subject of Proceeding or Order arising under any Environmental Laws; (iii) has actual or potential Liability under any Environmental Laws; or (iv) in respect of any Environmental Claim. No Seller has received any written notice, or to Knowledge of Sellers, any oral notice, from any Person that any Real Property (or real property formerly owned, operated, or leased in connection with the Business), including soils, groundwater, surface water, buildings, and other structures located on any such real property, has been contaminated with any Hazardous Substances that could reasonably be expected to result in a Proceeding or Environmental Claim under any Environmental Law against, or a violation of any Environmental Law by, Marquis.

4.19.04     No Reporting or Remediation Obligations.

There are no environmental conditions arising out of or relating to Marquis, the Business, or the use, operation, or occupancy of the Real Property that result or reasonably could be expected to result in (i) any obligation of Marquis to file any report or notice, to conduct any investigation, sampling, or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite or (ii) Liability, either to Governmental Bodies or third parties, for damages (whether to person, property, or natural resources), cleanup costs, or remedial costs of any kind or nature whatsoever. None of the Real Property or any real property formerly owned, operated, or leased by Marquis is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

4.19.05     Storage Tanks.

Except as disclosed in Schedule 4.19.05, Marquis does not own or operate any active or abandoned aboveground or underground storage tanks.

4.19.06     Facilities.

Schedule 4.19.06 contains a complete and accurate list of all off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by Marquis, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any environmental notice regarding potential Liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by Marquis.

4.19.07     Other Environmental Matters.

Marquis has not retained or assumed, by Contract or operation of Law, any Liabilities of third parties under Environmental Law. Seller has provided or otherwise made available to Purchaser and listed in Schedule 4.19.07: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the business or assets of Marquis or any currently or formerly owned, operated, or leased real property that are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims, or an environmental notice or the release of Hazardous Substances and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes). No Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event, or circumstance concerning the release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the Business, properties, or assets of Marquis as currently carried out.

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4.20	Employee Matters.

4.20.01     Employees.

Marquis employs all employees utilized by it. Attached as Schedule 4.20.01 is a schedule that reflects the following information for each current employee, independent contractor, and consultant of Marquis: name, the last four digits of his or her social security number, hire date, job description, full- or part-time status, current rate of base compensation, bonus or other incentive-based compensation, and whether the employee has an employment agreement. Copies of all employment agreements between Marquis and its employees are attached to Schedule 4.20.01. As of the date hereof, all compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors, or consultants of Marquis for services performed on or prior to the date hereof have been paid in full, and, as of the Closing Date, all such compensation for services performed on or prior to the Closing Date will have been paid in full (or accrued in full on the Closing Date Balance Sheet). Except for the employment agreements attached to Schedule 4.20.01, there are no outstanding Contracts of Marquis with respect to any compensation, commissions, or bonuses. Marquis does not have employees outside of the United States.

4.20.02     Employee Fringe Benefits.

Attached as Schedule 4.20.02 are the fringe benefits available to each employee of Marquis.

4.20.03     Compliance with Employment Laws.

Marquis is and has been in compliance in all material respects with all Laws relating to employment practices, including terms and conditions of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, leaves of absence, and unemployment insurance. Marquis is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Marquis has not been the subject of any inspection or investigation relating to its compliance with or violation of Laws relating to employment practices. All individuals characterized and treated by Marquis as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Marquis classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Proceedings against Marquis pending or, to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Body in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of Marquis.

4.20.04     No Collective Bargaining Agreement.

Marquis is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of Marquis, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Marquis has not experienced, nor received any threat of, any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice, or other collective bargaining dispute. There is no lockout of any employees by Marquis, and no such action is contemplated by Marquis. Marquis has not committed any unfair labor practice. To the Knowledge of Sellers, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any Union with respect to employees of any Seller.

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4.21	Employee Benefit Matters.

4.21.01     Employee Benefit Plans.

Schedule 4.21.01 contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Marquis for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of Marquis or any spouse or dependent of such individual, or under which Marquis or any of its ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.21.01, each, a “Benefit Plan”). Marquis has separately identified in Schedule 4.21.01 each Benefit Plan that contains a change in control provision.

4.21.02     Access to Plan Documents.

With respect to each Benefit Plan, Seller has made available to Purchaser accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Body relating to the Benefit Plan.

4.21.03     Compliance with Law.

Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Marquis or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

4.21.04     Plan Liabilities.

Neither Marquis nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction that would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

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4.21.05     No Multiemployer Plan, Etc.

With respect to each Benefit Plan, (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of Marquis or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

4.21.05     Modification.

Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Purchaser, Marquis, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Marquis has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions.

4.21.06     Post-employment Obligations.

Other than as required under Section 601, et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Marquis nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

4.21.07     Proceedings.

There is no pending or, to Sellers’ Knowledge, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits) and no Benefit Plan has been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body.

4.21.08     No Amendment.

There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor, or consultant, as applicable.

4.21.09     409A Compliance.

Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Marquis does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

4.21.10     Independent Contractor Classification.

Each individual who is classified by Marquis as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

4.21.11     Effect of Transactions.

Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of Marquis to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Marquis to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

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4.22	Transactions with Related Persons.

No Stockholder (or Affiliate thereof), officer, director, or employee of Marquis (a) owns or has owned any interest in any asset used or held for use in the Business, (b) is or has been involved in any business transaction with Marquis except as an employee, (c) engages or has engaged in competition with Marquis, (d) has borrowed any monies from or has outstanding any indebtedness or other similar obligation to Marquis except for the liabilities included in the Other Non-Operating Assets, or (e) is currently a party to any Contract with Marquis.

4.23	Insurance.

Schedule 4.23 sets forth the following information with respect to each Insurance Policy: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. True and complete copies of such Insurance Policies have been made available to Purchaser. All premiums relating to the Insurance Policies have been timely paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Marquis does not have any self-insurance programs. Marquis has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period and sufficient for compliance with all applicable Laws and Contracts to which Marquis is a party or by which it is bound. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions. No Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Marquis. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Marquis is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

4.24	No Brokers’ Fees.

Except as set forth on Schedule 4.24, Sellers have no liability for any fee, commission, or payment to any broker, finder, or agent with respect to the Transactions.

4.25	Debt.

Schedule 4.25 sets forth a true and complete list as of the date of this Agreement of all Debt of Marquis and provides (a) the names of the original lender and current holder (to the extent that Marquis has received a written notice of the assignment thereof) and (b) outstanding principal balances and all accrued and unpaid interest as of the date hereof. The information contained in Schedule 4.25 is complete and accurate in all respects and Marquis does not have any Debt other than the Debt set forth in Schedule 4.25. True, correct, and complete copies of all Contracts and other instruments (including all amendments, supplements, waivers, and consents) evidencing, providing security for, and relating to such Debt have been made available to Purchaser. Following payment of the Closing Debt Amount at Closing pursuant to Section 2.06.02, there will be no outstanding Debt (including any pre-payment fees, exit fees, rescheduling fees, or penalties) of Marquis arising from obligations created by Marquis prior to the Closing.

4.26	Material Customers and Suppliers.

4.26.01     Material Customers.

Schedule 4.26.01 sets forth (i) the twenty-five (25) largest customers of Marquis based upon the aggregate consideration paid to Marquis for goods or services rendered during each of the two most recent fiscal years (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods. Marquis has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with Marquis.

4.26.02     Material Suppliers.

Schedule 4.26.02 sets forth (i) the ten (10) largest suppliers of Marquis based upon the consideration paid by Marquis for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. Marquis has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Marquis or to otherwise terminate or materially reduce its relationship with Marquis.

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4.27	Full Disclosure.

No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.	Representations and Warranties of Live and Purchaser.

Live and Purchaser, jointly and severally, represent and warrant to Sellers as follows:

5.01	Organization and Authority.

Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite action of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser, such Transaction Document will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

5.02	No Conflicts.

Neither the execution and delivery of this Agreement nor any other Transaction Document to which Purchaser is a party nor the performance of Purchaser’s obligations hereunder and thereunder will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Purchaser is subject; (b) violate any Organizational Document of Purchaser; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify, or exercise any remedy under, any contract to which Purchaser is a party or by which Purchaser is bound or the performance of which is guaranteed by Purchaser. Purchaser is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

5.03	Litigation.

There is no Proceeding pending or, to the knowledge of Purchaser, threatened or anticipated against Purchaser relating to or affecting the Transactions.

5.04	No Brokers’ Fees.

Purchaser has no liability for any fee, commission, or payment to any broker, finder, or agent with respect to the Transactions.

6.	Covenants of Sellers.

From and after the date of this Agreement and until the Closing, Sellers covenant and agree that (with the references in this Section 6 to “Marquis” deemed to refer to the Company and its Subsidiaries, individually, interchangeably, and in the aggregate, as the context requires and irrespective of verb tense):

6.01	Ordinary Course of Business.

The Business shall be operated in the ordinary course of business consistent with past practice and in accord and in compliance with the representations and warranties set forth in Section 4. Sellers shall use reasonable best efforts to maintain and preserve intact the current organization and business of Marquis and to preserve the rights, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with Marquis. Without limiting the foregoing provisions of this Section 6.01, Sellers shall: (a) cause Marquis to preserve and maintain all of its Permits; (b) cause Marquis to pay its debts, Taxes, and other obligations when due; (c) cause Marquis to maintain the properties and assets owned, operated, or used by Marquis in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (d) cause Marquis to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (e) cause Marquis to defend and protect its properties and assets from infringement or usurpation; (f) cause Marquis to perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business; (g) cause Marquis to maintain its books and records in accordance with past practice; (h) cause Marquis to comply with all applicable Laws; and (i) cause Marquis not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.06 to occur.

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6.02	Books and Records, Financial Statements, and Access.

The Books and Records and Financial Statements of Marquis and its Subsidiaries shall be maintained according to GAAP and consistent with prior reporting periods. As interim monthly Financial Statements are published, those statements shall be delivered to Purchaser. Sellers shall (a) allow Purchaser and its Affiliates, Representatives, and prospective sources of the Financing reasonable access to its financial managers who maintain the Books and Records and Financial Statements, (b) afford Purchaser and its Affiliates, Representatives, and prospective sources of the Financing full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts, and other documents and data related to Marquis; (c) furnish Purchaser and its Affiliates, Representatives, and prospective sources of the Financing with such financial, operating, and other data and information related to Marquis as Purchaser or its Affiliates, Representatives, or prospective sources of the Financing may reasonably request; and (d) instruct the Representatives of Seller to cooperate with Purchaser and its Affiliates, Representatives, and prospective sources of the Financing in their investigation of Marquis and the Business. Without limiting the foregoing, Sellers shall permit Purchaser and its Affiliates, Representatives, and prospective sources of the Financing to conduct environmental due diligence of Marquis, the Business, and the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

6.03	Capital Expenditures.

Marquis shall not make any capital expenditures outside of the ordinary course of business consistent with past practice without obtaining Purchaser’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned).

6.04	Consultation with Purchaser.

Sellers shall consult with Purchaser about current trends in sales, distribution, and manufacturing to identify opportunities to expand the Business. Sellers shall allow Purchaser reasonable access to its sales and manufacturing managers.

6.05	Purchase of Minority Interest in SF Commercial and Distribution of Non-Operating Assets.

Prior to the Closing, the Company shall acquire the minority interest in SF Commercial that it does not currently own, and distribute the Non-Operating Assets to its Stockholders.

6.06	Notice of Material Adverse Effect and Certain Other Events.

Sellers shall promptly notify Purchaser in writing of (i) any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impact any representation or warranty set forth in Section 4; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (iii) any notice or other communication from any Governmental Body in connection with the Transactions; and (iv) any Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to, or involving or otherwise affecting any Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17.

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6.07	No Solicitation of Other Bids.

Sellers shall not, and shall not authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving Marquis; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Marquis; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the properties or assets Marquis. In addition to the other obligations under this Section 6.07, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Sellers agree that the rights and remedies for noncompliance with this Section 6.07 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and its Affiliates and that money damages would not provide an adequate remedy to Purchaser or Live.

6.08	Financing.

Sellers shall cooperate and take all actions reasonably requested by Purchaser in connection with Purchaser obtaining the Financing.

7.	Covenants of Live and Purchaser.

Live and Purchaser covenant and agree that:

7.01	Financing.

Live and Purchaser shall use their reasonable best efforts, at their cost and expense, to obtain the financing needed in order to consummate the transactions contemplated by this Agreement (the “Financing”), on terms agreed upon by Live and the Stockholders with respect to the junior loan and on terms substantially similar to, or that are substantially no less favorable to Purchaser than, those set forth in the term sheet provided by Live to the Company with respect to the senior loan.

7.02	Due Diligence.

In the course of their due diligence conducted prior to Closing, should Live or Purchaser discover facts that implicate in a negative and material way any of the representations and warranties of Sellers set forth in Section 4, Purchaser shall promptly give notice of those facts to the Company, so that Sellers may investigate and determine whether or not the underlying situation needs remediation.

8.	Other Covenants of the Parties.

The Parties agree as follows (with the references to “Marquis” deemed to refer to the Company and its Subsidiaries, individually, interchangeably, and in the aggregate, as the context requires and irrespective of verb tense):

8.01	Employment of Stockholders.

Subject to and effective as of the Closing, the Company shall enter into the Employment Agreements with each Stockholder.

8.02	Closing Conditions.

From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 12 hereof.

8.03	Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements, no Party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of, in the case of any such public announcement or communication by Purchaser or any of its Affiliates, the Stockholders’ Representative, and, in the case of any such public announcement or communication by any Seller (excluding the Company after the Closing), Purchaser, and in each case which consent shall not be unreasonably withheld, delayed, denied, or conditioned, and the Parties shall cooperate as to the timing and contents of any such announcement.

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8.04	Further Assurances.

Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

8.05	Tax Matters.

8.05.01     Changes in Tax Elections or Tax Returns.

Without the prior written consent of Live, Sellers and their respective Representatives shall not, to the extent it may affect, or relate to, Marquis, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or Marquis in respect of any Post-Closing Tax Period. Notwithstanding the forgoing, Purchaser and Live acknowledge that Purchaser is not a qualified Subchapter S stockholder and that the Company’s Subchapter S status shall terminate at the Effective Time and, thereafter, the Company shall be taxed as a C corporation. The Stockholders agree that neither Purchaser nor Live is to have any Liability for any Tax resulting from any such action referenced in this Section 8.05.01 of any Seller or any of its Representatives, and agree to indemnify and hold harmless Purchaser, Live, and, after the Closing Date, Marquis against any such Tax or reduction of any Tax asset, but not from the conversion of the Company’s tax status as a S corporation to a C corporation.

8.05.02     Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholders when due. The Stockholders shall, at their own expense, timely file any Tax Return or other document with respect to any such Taxes or fees (and Purchaser and Live shall cooperate with respect thereto as necessary).

8.05.03     Tax Returns Filed After the Closing Date.

The Stockholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Marquis for all periods ending prior to the Effective Time that are filed after the Effective Time. Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or accounting method and the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Stockholders for such periods. Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by Marquis after the Effective Time with respect to any Straddle Period. Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or accounting method. Purchaser shall permit the Stockholders’ Representative reasonable opportunity to review and comment on each such Tax Return prior to filing, which such comments Purchaser shall consider in good faith. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Marquis for all periods beginning at or after the Effective Time.

8.05.04     Termination of Existing Tax Sharing Agreements.

Any and all existing Tax sharing agreements (whether written or not) binding upon Marquis shall be terminated as of the Closing Date.

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8.05.05     Tax Indemnification.

The Stockholders shall, jointly and severally, indemnify Purchaser Indemnitees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Section 8.05; (c) all Taxes of Marquis, the Stockholders or relating to the Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Marquis (or any predecessor of Marquis) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on Marquis arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. The Stockholders shall reimburse Purchaser for any Taxes of Marquis that are the responsibility of any Stockholder pursuant to this Section 8.05 within five (5) Business Days after payment of such Taxes by any Purchaser Indemnitee. Purchaser agrees to give written notice to the Stockholders’ Representative promptly upon the receipt of any written notice by Marquis, Purchaser, or any of Purchaser’s Affiliates that involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by Purchaser pursuant to this Section 8.05 (a “Tax Claim”); provided, that failure to comply with this provision shall not relieve the Stockholders of their indemnification obligations, except and only to the extent that the Stockholders forfeit rights or defenses by reason of such failure. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed, denied, or conditioned) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided, further, that the Stockholders’ Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholders.

8.05.06     Straddle Period.

In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Effective Time (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the Effective Time and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the date immediately preceding the Closing Date and the denominator of which is the number of days in the entire period.

8.05.07     Cooperation and Exchange of Information.

The Stockholders’ Representative and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 8.05 or in connection with any audit or other proceeding in respect of Taxes of Marquis. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of the Stockholders and Purchaser shall retain all Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of Marquis (but excluding individual Tax Returns, schedules to individual Tax returns, K-1’s, and similar documents) for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of Marquis for any taxable period beginning before the Closing Date that are required to be retained pursuant to the immediately preceding sentence, the Stockholders or Purchaser (as the case may be) shall provide the other Party (which, in the case of Purchaser providing the notice, shall be the Stockholders’ Representative) with reasonable written notice and offer such other Party the opportunity to take custody of such materials.

8.05.07     Tax Refunds; Amended Returns.

Purchaser shall promptly pay or cause to be paid to the Stockholders’ Representative any Tax refunds or credits for the overpayment of Taxes for any Pre-Closing Tax Period that are received by, or credited to, Purchaser or the Company (or any successor thereof). At the Stockholders’ Representative’s reasonable request, Purchaser shall cooperate with the Stockholders’ Representative in all commercially reasonable respects in obtaining any such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Stockholders’ Representative, at his own expense on behalf of the Stockholders. Purchaser shall not amend any Tax Return of, or file any refund claim on behalf of, the Company with respect to a Pre-Closing Tax Period (or portion thereof) ending prior to the Closing Date without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, delayed, denied, or conditioned).

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8.05.08     Tax Treatment of Indemnification Payments.

Any indemnification payments pursuant to this Section 8.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

8.05.09     Survival.

Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.15 and this Section 8.05 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

8.05.10     Overlap.

To the extent that any obligation or responsibility pursuant to this Section 8.05 may overlap with an obligation or responsibility pursuant to Section 10, the provisions of this Section 8.05 shall govern.

8.06	Title Insurance; Surveys.

Purchaser may obtain, at its sole option and expense, and Sellers shall grant Purchaser and its financing sources for the Financing access to obtain (a) commitments for owner’s and/or lender’s title insurance policies (ALTA Form 2006) on the Real Property other than the Artisans Property (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property other than the Artisans Property (the “Surveys”); provided, however, that Sellers shall provide Purchaser with any existing title commitments, title policies, and surveys relating to the Real Property in a Seller’s possession or control. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable, and indefeasible fee simple title to each parcel of the Real Property other than the Artisans Property for such amount as Purchaser or its financing sources for the Financing directs and will contain no exceptions except for Permitted Encumbrances, with each of the title company’s standard printed exceptions in Schedule B thereto deleted at Sellers’ expense. Sellers shall reasonably cooperate with Purchaser and its financing sources for the Financing in obtaining such Title Commitments and Surveys (including by providing customary representations and affidavits to the title company). If the Title Commitments or Surveys reveal any Encumbrance on the title, other than Permitted Encumbrances, Purchaser may notify the Stockholder’s Representative in writing of such objectionable matter as promptly as practicable after Purchaser determines that such matter is not a Permitted Encumbrance, and Sellers shall use their commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

8.07	Confidential Information.

From and after the Closing, the Stockholders agree to, and shall cause their respective Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information, whether written or oral, relating to the Business, Marquis, Purchaser, or its Affiliates, (ii) in the event that any Stockholder or any Representative thereof becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser or Marquis may seek a protective order or other remedy or waive compliance with this Section 8.07, and (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.07, furnish only that portion of such confidential information that is legally required to be provided and exercise his reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any Stockholder or his Representatives.

8.08	Joint Privilege.

The Stockholders and Purchaser acknowledge and agree that the attorney-client privilege, attorney work product doctrine, and expectation of client confidence involving the Business or Marquis and arising prior to the Closing for the benefit of both Stockholders and Marquis shall be subject to a joint privilege between Stockholders, on the one hand, and Marquis, on the other hand, and Stockholders and Marquis shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by (a) any Stockholder without the prior written consent of Marquis or (b) Marquis without the prior written consent of the Stockholders’ Representative.

8.09	Consents.

Sellers shall use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons that are set forth in Schedule 4.04. If any Consent necessary to preserve any right or benefit under any Contract to which Marquis is a party is not obtained prior to the Closing, the Stockholders shall, subsequent to the Closing, cooperate with Purchaser and Marquis in attempting to obtain such Consent as promptly thereafter as practicable. If such Consent cannot be obtained, the Stockholders shall use their reasonable best efforts to provide Marquis with the rights and benefits of the affected Contract for the term thereof, and, if the Stockholders provide such rights and benefits, Marquis shall assume all obligations and burdens thereunder.

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8.10	Non-Compete and Non-Solicit Covenants.

8.10.01     Definitions.

For purposes of this Section 8.10:

“Compete” means to, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business targeted to the Restricted Area.

“Competitor” means any person or entity (other than Purchaser or its Affiliates) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

“Customer” means any current, former, or prospective customer of Marquis.

“Restricted Area” means each area of each state and territory of the United States of America.

“Restricted Business” means any business that is competitive with the Business in the Restricted Area.

“Restriction Period” means the period commencing on the Closing Date and ending on the later of (i) the date that is the fifth (5th) anniversary of the Closing Date and (ii) the date of termination of the applicable Stockholder’s Employment Agreement.

8.10.02     Non-Compete.

During the Restriction Period, none of the Stockholders shall, nor shall he permit any of his Affiliates to, Compete. Notwithstanding the foregoing, a Stockholder is permitted to own up to five percent (5%) of the outstanding capital stock or other equity interests of any publicly-traded entity that is a Competitor.

8.10.03     Non-Solicit.

During the Restriction Period, none of the Stockholders shall, nor shall he permit any of his Affiliates to, directly or indirectly, for himself or another, (i) solicit Customers for any purpose related to a Restricted Business or (ii) solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any employee or officer of Purchaser or any Affiliate thereof, or induce any person who is an employee, officer, agent, or contractor of Purchaser or any Affiliate thereof, to terminate such relationship, or to join with such Stockholder or any other Person for the purpose of leaving the employ or such other relationship with Purchaser or any Affiliate thereof, and undertaking any form of business.

8.10.03     Acknowledgments.

The Stockholders acknowledge that a breach or threatened breach of this Section 8.10 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Stockholder of his of its obligations under this Section 8.10, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The Stockholders acknowledge that the restrictions contained in this Section 8.10 are (i) directly related to the amount that Purchaser is willing to pay for the Stock, (ii) reasonable and necessary to protect the legitimate interests of Purchaser, and (iii) constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.

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8.11	Audited Financial Statements.

Sellers acknowledge that Purchaser or its Affiliate may be required under applicable Law to provide certain audited financial statements covering the Business in accordance with its periodic reporting obligations under the Exchange Act (collectively the “Audited Financials”). With respect to the foregoing, Sellers and Purchaser agree that Sellers shall afford to Purchaser, its Affiliates, and their respective Representatives, at Purchaser’s expense, during normal business hours, reasonable access to the books, records, and other data of Sellers, and use reasonable best efforts to cause Marquis’ accountants to make available all of their work papers, that in each case include or relate to the Business or Marquis, and, to the extent permitted by such accountants, Purchaser and its independent registered public accounting firm shall have the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Purchaser or any of its Affiliates to prepare, complete, and file such Audited Financials at the expense of Purchaser.

8.12	Release of Bailey’s Guaranty of the Marquis’ Factor Accounts.

From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to cause Bailey’s guaranty of the Marquis’ Factor Accounts to be released and marked satisfied at Closing.

9.	Certain Post-Closing Covenants.

The Parties agree as follows (with the references to “Marquis” in this Section 9 deemed to refer to the Company and its Subsidiaries, individually, interchangeably, and in the aggregate, as the context requires and irrespective of verb tense).

9.01	Preparation of Closing Payment Calculations.

The Parties shall cooperate with each other with respect to the calculations contemplated under Section 2.03 and Section 2.05.

9.02	Access to Books and Records and Financial Statements.

For a period of five (5) years following the Closing, Purchaser shall allow Stockholders, during regular business hours, reasonable access to the Books and Records and Financial Statements of Marquis with respect to periods prior to the Closing, to the extent that such access may be reasonably required by Stockholders (i) to facilitate the investigation, litigation, and final disposition of any claims that may have been or may be made in writing against any Stockholder by any third-party (including any Purchaser Indemnitee pursuant to Section 10) or (ii) for any other reasonable purpose.

9.03	Life Insurance on Stockholders.

If Purchaser elects to purchase a key man insurance policy on any of the Stockholders to be owned by Purchaser, the applicable Stockholders shall cooperate with Purchaser in the life insurance application process.

9.04	Cash Bonus Incentive Program.

Purchaser shall cause the Company to adopt a cash bonus incentive program, on terms substantially consistent with past practices, for the benefit of the Stockholders and Marquis’ other key managers as from time to time identified by Purchaser, as may be modified or amended from time to time by the Board of Directors of Purchaser.

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10.	Indemnification by Stockholders.

The Stockholders, jointly and severally, shall indemnify and defend Purchaser and its Affiliates (including Marquis and Live) and their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, or by reason of (a) any inaccuracy in or breach of the representations and warranties set forth in Section 4 or in any certificate delivered by Stockholders pursuant to this Agreement (other than in respect of Section 4.15, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 8.05); (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement (excluding (i) covenants, agreements, and obligations to be performed by Marquis after the Closing and (ii) any covenant, agreement, or obligation in Section 8.05, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to Section 8.05); or (c) any Liability not reflected on the Closing Date Balance Sheet; subject to the following terms and conditions, as applicable. Any such Losses shall be limited to the amount thereof that remains after deducting therefrom (i) any Tax Benefits actually realized and to the extent utilized by Purchaser Indemnitees in the computation of their taxable income in the year of the Loss and the first two (2) subsequent years following the year of the Loss and (ii) any insurance proceeds actually received by the Purchaser Indemnitee in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks.

10.01	No Claim for Indemnification until Loss exceeds $100,000.

There shall be no claim for indemnification under clause (a) of the opening paragraph above of this Section 10 until the Loss, individually or in the aggregate, in respect of indemnification under such clause (a) exceeds One Hundred Thousand Dollars ($100,000), but once that Loss threshold is achieved, all Losses shall be subject to Indemnification from the first dollar. Notwithstanding the foregoing, the limitation set forth in this Section 10.01 shall not apply to Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.19, Section 4.21, and Section 4.24. For purposes of this Section 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.02	Survival.

The representations and warranties contained in Section 4 (other than any representations or warranties contained in Section 4.15, which are subject to Section 8.05) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.03, and Section 4.24, shall survive indefinitely and (b) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. All covenants and agreements of the Sellers contained herein (other than any covenants or agreements contained in Section 8.05, which are subject to Section 8.05) shall survive the Closing indefinitely or for the period explicitly specified therein; and provided, further, that a claim based upon intentional fraud on the part of the Sellers shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from any Purchaser Indemnitee to the Stockholders’ Representative prior to the expiration date of the applicable survival period set forth in this Section 10.02 shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.03	Environmental Indemnification.

There shall be no claim for indemnification for any environmental condition reflected on any Environmental Reports delivered to Purchaser prior to the Closing Date. Notwithstanding the above, the Artisans Property and all Environmental Reports delivered to Purchaser relating to the Artisans Property are excluded from this Section 10.03. The Parties acknowledge that their agreements regarding indemnification for environmental matters in respect of the Artisans Property are set forth in the Artisans Lease.

10.04	Title Commitments.

Without limiting any claim against the Stockholders by any Purchaser Indemnitee that Sellers failed to perform their obligations under Section 8.06, there shall be no claim for indemnification for any exception to the title of the Real Property set forth in the Title Commitments or any Survey of the Real Property commissioned by Purchaser or in connection with the Financing.

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10.05	Indemnification Procedures.

The Purchaser Indemnitee making a claim under this Section 10 is referred to as the “Indemnified Party.”

10.05.01     Third-Party Claims.

If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Stockholders are obligated to provide indemnification under this Section 10, the Indemnified Party shall give the Stockholders’ Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Stockholders of their indemnification obligations, except and only to the extent that the Stockholders forfeit rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Stockholders’ Representative, on behalf of the Stockholders, shall have the right to assume the defense of any Third-Party Claim at the Stockholders’ expense and by the Stockholders’ own counsel so long as (i) the Stockholders’ Representative gives written notice to the Indemnified Party within fifteen (15) days after it has been notified of the Third-Party Claim that he will defend the Indemnified Party against the Third-Party Claim and the Stockholders’ Representative, on behalf of the Stockholders, acknowledges the obligation of the Stockholders to indemnify the Indemnified Party for Losses related to such Third-Party Claim, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Stockholders in connection with conducting the defense of the Third-Party Claim, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Stockholders’ Representative conducts the defense of the Third Party Claim diligently; provided, that the Stockholders’ Representative shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), settle or compromise any Third-Party Claim or consent to entry of any judgment, which settlement, compromise, or judgment (x) by its terms does not obligate the Stockholders to pay the full amount of any Losses in connection with such Third-Party Claim, (y) requires any payment or other action by, or limitation on, any Indemnified Party, or (z) does not include the giving by the claimant to the Indemnified Party a full release from all liability in respect of such Third-Party Claim. In the event that the Stockholders’ Representative does not, within fifteen (15) days of its receipt of notice of a Third-Party Claim pursuant to clause (i) above of this Section 10.05.01, elect to undertake such defense or opposition, the Indemnified Party may undertake the defense, opposition, compromise, or settlement of such Third-Party Claim with counsel selected by it at the Stockholders’ cost. If the Indemnified Party defends any Third-Party Claim pursuant to the preceding sentence or pursuant to subclauses (ii) – (v) above of this Section 10.05.01, then the Stockholders shall promptly reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third-Party Claim upon submission of periodic bills. Notwithstanding anything herein to the contrary, in the event that the Stockholders’ Representative undertakes the defense of or opposition to any Third-Party Claim pursuant to this Section 10.05.01, the Indemnified Party, by counsel of its own choosing and, at its sole cost and expense, shall have the right to participate in the defense, opposition, compromise, or settlement of, and consult with the Stockholders’ Representative and his counsel concerning, such Third-Party Claim and the Stockholders’ Representative and the Indemnified Party and their respective counsel shall cooperate in good faith with respect to such Third-Party Claim.

10.05.02     Authority of Stockholders’ Representative.

The Stockholders’ Representative shall administer any Losses claimed against the Stockholders pursuant to this Section 10. For all purposes under this Section 10, the Stockholders’ Representative shall be the exclusive agent and shall act on behalf of all Stockholders and all such actions of Stockholders’ Representative hereunder shall bind all Stockholders.

10.06	[Omitted].

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10.07	Payments.

Once a Loss is finally determined to be payable by the Stockholders pursuant to this Agreement, the Stockholders shall satisfy their indemnification obligations within five (5) Business Days after such determination. All indemnification payments made under this Section 10 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.08	Offset.

The Purchaser Indemnitee seeking indemnification for a claim finally determined pursuant to this Section 10 (or Purchaser in the case of any payment owed to Purchaser by the Stockholders pursuant to Section 2.05) may, in the following priority: (i) offset it against any payments due the Artisan’s Lessor under the Artisans Lease; (ii) offset it against any payments due Stockholders under the Operating Agreement; (iii) offset it against any payments due Stockholders under the Employment Agreements; and then (iv) cause such indemnification claim to be satisfied by causing the Stockholders to transfer Member Interests to the Purchaser Indemnitee with a book value equal to the amount of such indemnification claim (with such book value being determined in the manner other book value determinations are made in accordance with the Operating Agreement).

10.09	No Circular Recovery.

Each Stockholder hereby agrees that he will not make any claim for indemnification against any Purchaser Indemnitee by reason of the fact that any Stockholder or any of his Affiliates was a controlling person, director, employee, or representative of Marquis or was serving as such for another Person at the request of Marquis (whether such claim is for Losses of any kind or otherwise) with respect to any claim brought by a Purchaser Indemnitee against Stockholders under this Agreement or otherwise relating to this Agreement. With respect to any claim brought by a Purchaser Indemnitee against the Stockholders under this Agreement or otherwise relating to this Agreement, each Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against Marquis with respect to any amounts owed by the Stockholders pursuant to this Section 10 or otherwise.

11.	Indemnification by Live and Purchaser.

Live and Purchaser, jointly and severally, shall indemnify Stockholders from any Loss arising from any breach of Purchaser’s representations and warranties set forth in Section 5 and Live’s and Purchaser’s covenants set forth in Section 7.

12.	Conditions to Close.

12.01	Purchaser’s Conditions to Close.

Purchaser shall have no obligation to close the transactions contemplated by this Agreement unless and until the following conditions precedents are satisfied or waived in writing by Purchaser or Live:

12.01.01     Financing.

Purchaser shall have consummated the Financing on terms acceptable to Purchaser, in its sole and absolute discretion.

12.01.02      Bring-down of Representations and Warranties; Compliance with Agreement; Stockholders’ Closing Certificate.

(a)	Other than the representations and warranties of the Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05, and Section 4.24, the representations and warranties of Sellers contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05, and Section 4.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)	Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)	The Stockholders shall have executed and delivered to Purchaser a certificate, dated the Closing Date (the “Stockholders’ Certificate”), certifying that each of the conditions set forth in Section 12.01.02(a) and 12.01.02(b) have been satisfied.

12.01.03     Environmental Reports.

Purchaser is satisfied, in its sole and absolute discretion, with the Environmental Reports.

12.01.04     Title Commitments.

Purchaser is satisfied, in its sole and absolute discretion, with the Title Commitments and Surveys.

12.01.05     Execution and Delivery of the Other Transaction Documents.

Purchaser shall have received true and complete copies of the following: (i) the Employment Agreements executed by the Stockholders; (ii) the Operating Agreement executed by the Stockholders; and (iii) the Artisans Lease duly executed by Artisans Lessor and Constellation.

12.01.06     Other Deliveries.

The Stockholders shall have delivered the following to Purchaser: (i) share certificates representing the Stock, free and clear of Encumbrances, endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; (ii) current “good standing” certificates for Marquis; (iii) a Secretary’s Certificate from Marquis certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and Stockholders authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) as to the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder; (iv) resignations of the directors of Marquis and the directors of Constellation; (v) a certificate from each Stockholder pursuant to Treasury Regulations Section 1.1445-2(b) that such Stockholder is not a foreign person within the meaning of Section 1445 of the Code; (vi) the certificate contemplated under Section 2.06.03(b); (vii) a Stockholder Release from each Stockholder, dated the Closing Date, in the form of Exhibit H (collectively, the “Stockholder Releases”); and (viii) such other documents or instruments as Purchaser or Live reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

12.01.07     No Proceedings.

No Proceeding shall have been commenced or threatened against Purchaser, Live, any of their respective Affiliates, or any Seller (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the likely effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions. No Order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any of the Transactions. There shall not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, the Company or any Subsidiary thereof, or (ii) is entitled to all or any portion of the Purchase Price.

12.01.08     Third-party Consents.

All Consents that are listed on Schedule 4.04 shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

12.01.09     Acquisition of Minority Interest in SF Commercial.

The Company shall have acquired all of the minority interest in SF Commercial that it does not currently own.

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12.01.10     Due Diligence.

Purchaser shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of Marquis and the Business.

12.01.11     Termination of Stockholders’ Agreement.

The Stockholders shall have effected a termination and waiver of the Stockholders’ Agreement disclosed on Schedule 4.02, in form and substance acceptable to Purchaser.

12.02	Sellers’ Conditions to Close.

The Stockholders shall have no obligation to close the transactions contemplated by this Agreement unless and until the following conditions precedents are satisfied or waived in writing by the Stockholders:

12.02.01      Bring-down of Representations and Warranties; Compliance with Agreement; Purchaser’s Closing Certificate.

(a)	Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Purchaser and Live contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser and Live contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)	Each of Purchaser and Live shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)	Purchaser shall have executed and delivered to the Stockholders’ Representative a certificate, dated the Closing Date (the “Purchaser’s Certificate”), certifying that (i) each of the conditions set forth in Section 12.02.01(a) and 12.02.02(b) have been satisfied and (ii) that Purchaser has received the Live Contribution Amount and the Stockholders’ Contribution Amount from Live pursuant to Section 2.06.04.

12.02.02     Purchaser’s Financing. Purchaser shall have consummated its financing for the following credit facilities: (a) a $22,787,662 senior credit facility consisting of (i) a $15,000,000 revolving credit facility and (ii) a term loan of up $7,787,662; and (b) up to $7,000,000 of senior subordinated term debt.

12.02.03     Execution and Delivery of the Other Transaction Documents.

The Stockholders’ Representative shall have received true and complete copies of the following: (i) the Employment Agreements executed by the Company and (ii) the Operating Agreement executed by Purchaser and Live.

12.02.04     Other Deliveries.

Purchaser shall have (a) made the payments of the Base Purchase Price pursuant to Section 2.06.03, (b) issued the Member Interests to the Stockholders, and (c) delivered the following to the Stockholders’ Representative: (i) a current good standing certificate for Purchaser and (ii) a Secretary’s Certificate from Purchaser certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the sole member or board of directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) as to the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

12.02.05     No Order.

No Order shall have been issued by any Governmental Body, and be in effect, that restrains or prohibits any material transaction contemplated hereby.

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13.	Termination.

13.01	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Purchaser and the Stockholders’ Representative;

(b)	by Purchaser or Live by written notice to the Stockholders’ Representative if: (i) neither Purchaser nor Live is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 12.01 and such breach, inaccuracy, or failure has not been cured by Sellers within ten (10) days of the Stockholders’ Representative receipt of written notice of such breach from Purchaser or Live or (ii) any of the conditions set forth in Section 12.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2015, unless such failure shall be due to the failure of Purchaser or Live to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by the Stockholders’ Representative by written notice to Purchaser if: (i) no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Purchaser or Live pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 12.02 and such breach, inaccuracy, or failure has not been cured by Purchaser or Live within ten (10) days of its receipt of written notice of such breach from Sellers or (ii) any of the conditions set forth in Section 12.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2015, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Purchaser or Live, on the one hand, or the Stockholders’ Representative, on the other hand, in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order restraining or enjoining the Transactions and such Order shall have become final and non-appealable.

13.02	Effect of Termination.

In the event of the termination of this Agreement in accordance with this Section 13.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except: (a) as set forth in this Section 13 or in Section 14 hereof and (b) that nothing herein shall relieve any Party from liability for any breach of any provision hereof or fraud or intentional misrepresentation.

14.	Miscellaneous.

14.01	Titles Descriptive; Interpretation.

Titles and headings are descriptive and not substantive parts of this Agreement. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Schedules, and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any matter or item disclosed on one Schedule shall not be deemed to have been disclosed on any other Schedule unless an explicit cross-reference is set forth thereon. Any capitalized term used but not defined in any Schedule shall have the meaning given to such term in this Agreement.

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14.02	Negotiated Agreement.

The Parties have each been represented by counsel of their choice and this Agreement has been negotiated and shall not be construed against one Party or the other.

14.03	No Third-Party Beneficiaries; No Recourse to Financing Sources.

Except for the Purchaser Indemnities, this Agreement does not confer any rights or remedies upon any Person (including any employee of Marquis) other than the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each financing source for the Financing shall be an express third-party beneficiary with respect to the second paragraph of this Section 14.03 and the second paragraph of Section 14.08 (the “FS Provisions”).

Subject to the rights of the parties to any Contract entered into in connection with the Financing, none of the Parties, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any financing source for the Financing or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Financing, and such financing sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Party or any Affiliate thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort, or otherwise.

14.04	Governing Law.

This Agreement shall be governed by Georgia law without regard to its choice of law provisions.

14.05	Severability.

If any portion of this Agreement is held illegal or unenforceable, such portion or portions shall be absolutely and completely severable from all other provisions of this Agreement, and such other provisions shall constitute the agreement of the Parties with respect to the subject matter hereof. On such determination that a portion of this Agreement is illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.06	Notice.

Any notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person, (ii) mailed, postage prepaid, by certified or registered mail with return receipt requested, (iii) transmitted by facsimile or e-mail (with confirmation of transmission) during regular business hours during a business day, or (iv) sent by FedEx Express or other nationally recognized overnight courier service, or overnight Priority Mail Express of the U.S. Postal Service, postage prepaid, to the Party at the physical or e-mail address or facsimile number shown below. Notices personally delivered in accordance with clause (i) above shall be deemed to have been given on the date so delivered; notices mailed in accordance with clause (ii) above shall be deemed to have been given on the date three (3) Business Days after the date posted; notices transmitted in accordance with clause (iii) above shall be deemed delivered on the same Business Day, if sent during regular business hours, and, if not, on the next Business Day; and notices sent in accordance with clause (iv) above shall be deemed to have been given on the next Business Day after delivery to the courier or U.S. Postal Service (in time for next day delivery).

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If to Purchaser or Live:	Live Ventures Inc.
325 East Warm Springs Road
Suite 102
Las Vegas, Nevada 89119
Attention: Jon Isaac
Email: j.isaac@isaac.com

With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
600 Anton Boulevard
Suite 900
Costa Mesa, California 92626
Attention: Randolf W. Katz
Email: rwkatz@bakerlaw.com

If to Marquis:	Marquis Industries, Inc.
P.O. Box 1308
Chatsworth, GA 30705
Attention: Timothy A. Bailey
Email: tbailey@marquisind.com

With a copy (which shall not constitute notice) to:

Edward Hine, Jr.
Edward Hine, Jr., P.C.
P. O. Box 5128
Rome, GA 30162-5128
Email: ed@edwardhinelaw.com

If to the Stockholders’ Representative:

Timothy A. Bailey
P.O. Box 1308
Chatsworth, GA 30705
Email: tbailey@marquisind.com

With a copy (which shall not constitute notice) to:

Edward Hine, Jr.
Edward Hine, Jr., P.C.
P. O. Box 5128
Rome, GA 30162-5128
Email: ed@edwardhinelaw.com

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14.07	Counterparts and Signatures.

This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement. The Agreement may be executed via signature exchanged by facsimile or pdf, which signature shall be as valid as an original.

14.08	Arbitration.

The Parties have agreed that any dispute arising out of or relating to this Agreement (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Section 14.08. Until completion of such procedures, no Party may take any action not contemplated herein to force a resolution of the Dispute by any judicial, arbitral, or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted hereby or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm. All communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be confidential and deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise) in any arbitral or other proceeding for the resolution of the Dispute or otherwise. Disputes shall be finally settled by arbitration before a single arbitrator using the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as then in effect (the “Arbitration Rules”), as modified by and subject to the provisions of this Section 14.08. The arbitration shall take place in Atlanta, Georgia. Any court of competent jurisdiction shall have authority to enter its order enforcing the award of the arbitrator, which shall be final and binding on the Disputing Parties, subject to the following sentence. Notwithstanding anything to the contrary in this Section 14.10, the parties hereto agree: that the Underlying Award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”); that the Underlying Award rendered by the arbitrator shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Any such appeal must be initiated within thirty (30) days of receipt of an Underlying Award by filing a notice of appeal pursuant to the Appellate Rules with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

On receipt of a notice of a Dispute, the Parties involved in the Dispute (each, a “Disputing Party”) shall initially participate in a mandatory mediation period. In the event that such mediation does not resolve the Dispute within ten (10) days (or any mutually agreed extension thereof), the arbitration process shall be commenced by the initiating Disputing Party giving written notice to the other Disputing Party of its intention to arbitrate (a “Demand”). The Dispute shall be decided by one arbitrator designated by the Disputing Parties as follows. If the Disputing Parties are able to agree upon such arbitrator within twenty-one (21) days after the Demand has been received by one Disputing Party from the initiating Disputing Party, the Dispute shall be submitted to such arbitrator. If the Disputing Parties are unable so to agree upon such arbitrator within such period for any reason, AAA is authorized hereby to select an arbitrator within ten (10) days after the expiration of such twenty-one (21)-day period, which selection shall be made in accordance with the Arbitration Rules. The administrative fee of AAA and the compensation and all other costs and expenses of the arbitrator shall be paid by the Disputing Party that is not the substantially prevailing Disputing Party in the Dispute and the substantially prevailing Disputing Party in the Dispute shall be entitled to recover from the other Disputing Party (and the arbitrator may so award the substantially prevailing Disputing Party) any or all fees, costs, and expenses incurred by the substantially prevailing Disputing Party in connection with the Dispute, including reasonable attorneys’ fees.

Notwithstanding anything in this Section 14.08 to the contrary, each of the Parties agrees that it will not bring or support any Proceeding (whether at law, in equity, in contract, in tort, or otherwise) against the financing sources for the Financing or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the federal and state courts located in Atlanta, Georgia (and appellate courts thereof). The provisions of this paragraph shall be enforceable by each financing source, its Affiliates, and their respective successors and permitted assigns.

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14.09	Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of legal counsel and other Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Purchaser shall be responsible for the reasonable out-of-pocket and documented expenses (including reasonable attorneys’ fees and expenses) incurred by the Sellers or Live in connection with the preparation, negotiation, execution, and delivery of this Agreement (excluding any and all investment banking or broker fees, commissions, and expenses payable by any Seller or any Affiliate thereof in connection with the transactions contemplated by this Agreement).

14.10	Representations, Warranties, and Covenants to Survive.

Subject to Section 10.02, all representations, warranties, and covenants of any Party shall survive the Closing.

14.11	No Waiver; Amendment.

No waiver shall be effective against any Party unless signed by the Party against whom the waiver is asserted. No amendment to this Agreement shall be effective unless signed by all Parties. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Notwithstanding anything to the contrary in this Section, no FS Provision may be amended or waived without the consent of the financing sources for the Financing.

14.12	Time is of the Essence.

Time is of the essence in the performance of this Agreement.

14.13	Specific Performance.

Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

14.14	Entire Agreement.

This Agreement and the other Transaction Documents are the sole and entire agreement among the Parties as to the matters addressed herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the provisions of this Agreement will control.

14.15	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign his or its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed, denied, or conditioned; provided, however, that Purchaser may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

14.16	Authority and Rights of Stockholders’ Representative.

By executing this Agreement, each Stockholder appoints Bailey as the Stockholders’ Representative for all purposes under this Agreement and authorizes the Stockholders’ Representative to act as his attorney in fact on behalf of such Stockholder and in such Stockholder’s name to carry out the functions assigned to the Stockholders’ Representative in this Agreement and any other agreements, certificates, or notices to be delivered pursuant to this Agreement. Any Contract, notice, waiver, or other arrangement signed by Stockholders’ Representative shall be binding and enforceable against each Stockholder as if such Stockholder were a signatory thereto.

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14.17	Certain Legal Matters.

The Sellers (i) acknowledge that Baker & Hostetler LLP has represented Purchaser and Live and their respective Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (ii) consent to the representation by Baker & Hostetler LLP of Purchaser and Live and their respective Affiliates in any future matter, including post-closing Disputes concerning this Agreement and all Transactions.

Purchaser and Live (i) acknowledge that Edward Hine, Jr., P.C. has represented Sellers and their respective Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (ii) consent to the representation by Edward Hine, Jr., P.C. of the Sellers and their respective Affiliates in any future matter, including post-closing Disputes concerning this Agreement and all Transactions.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Live:

Live Ventures Inc.

By:	/s/ Jon Isaac
Jon Isaac, President and Chief Executive Officer [Corporate Seal]

Purchaser:

Marquis Affiliated Holdings LLC

By:	/s/ Jon Isaac
Jon Isaac, President and Chief Executive Officer [Company Seal]

Company:

Marquis Industries, Inc.

By:	/s/ Timothy A. Bailey
Timothy A. Bailey, CEO, C.O.B [Corporate Seal]

Stockholders:

/s/ Timothy A. Bailey
(L.S.)
Timothy A. Bailey

/s/ Larry Heckman
(L.S.)
Larry Heckman

/s/ David Stokes
(L.S.)
David Stokes

/s/ Mark Rowland
(L.S.)
Mark Rowland

Stockholders’ Representative:

/s/ Timothy A. Bailey
(L.S.)
Timothy A. Bailey

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Exhibit A

Form of Artisans Lease

(attached)

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Exhibits B-E

Forms of Employment Agreements

(attached)

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Exhibit F

Form of Operating Agreement

(attached)

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Exhibit H

Form of Stockholder Release

(attached)

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